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                                                                    EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the ATS Medical, Inc. 2000 Stock Incentive Plan, the ATS Medical, Inc. 1998 Employee Stock Purchase Plan and individual option agreements executed in connection with the hiring of certain executive officers and employees of the Company of our report dated January 31, 2003, with respect to the consolidated financial statements and schedule of ATS Medical, Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.




/s/ ERNST & YOUNG LLP
Minneapolis, Minnesota
July 30, 2003